Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

RESTATED CERTIFICATE

OF INCORPORATION

OF

CLEAN DIESEL TECHNOLOGIES, INC.

Clean Diesel Technologies, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), hereby does certify:

FIRST: The name of the corporation is Clean Diesel Technologies, Inc. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on January 19, 1994. A Restated Certificate of Incorporation was filed with the Secretary of State of Delaware on March 21, 2007 (the “Restated Certificate”). A Certificate of Amendment to the Restated Certificate was filed with the Secretary of State of Delaware on June 15, 2007. A second Certificate of Amendment to the Restated Certificate was filed with the Secretary of State of Delaware on October 14, 2010. A third Certificate of Amendment to the Restated Certificate of Incorporation was filed with the Secretary of State of Delaware on May 23, 2012. A fourth Certificate of Amendment to the Restated Certificate of Incorporation was filed with the Secretary of State of Delaware on February 12, 2016. A fifth Certificate of Amendment to the Restated Certificate of Incorporation was filed with the Secretary of State of Delaware on July 21, 2016.

SECOND: That the Board of Directors of the Corporation on October 11, 2016 duly adopted resolutions setting forth a proposed amendment of the Restated Certificate, as heretofore amended, declaring said amendment to be advisable and in the best interests of the Corporation, and authorizing the distribution of the resolutions to the stockholders of the Corporation for consideration thereof.

THIRD: That stockholders of the Corporation holding a majority of the outstanding stock entitled to vote thereon, acting by written consent of stockholders in lieu of a meeting, on October 24, 2016 voted to authorize said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

FOURTH: That the said amendment was duly adopted in accordance with the applicable provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware. The Restated Certificate is hereby amended as follows:

The introductory paragraph of Article 4 is hereby deleted in its entirety and replaced with the following:

“4. “The Corporation shall have authority to issue the total number of Fifty Million One Hundred Thousand (50,100,000) Shares of the par value of $0.01 per share, amounting in the aggregate to Five Hundred One Thousand Dollars ($501,000), and of such shares, Fifty Million (50,000,000) shall be designated as Common Stock and One Hundred Thousand (100,000) shall be designated as preferred stock.”

FIFTH: The Restated Certificate is hereby ratified and confirmed in all other respects.

IN WITNESS WHEREOF, this Corporation has caused this Certificate to be duly executed this 16th day of December, 2016.

CLEAN DIESEL TECHNOLOGIES, INC.

By:	/s/ Matthew Beale
Name: Matthew Beale
Title: Chief Executive Officer